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                                                                     EXHIBIT 5.1

                               [COORS' LETTERHEAD]

August 5, 2002

         Re: Exchange Offer for $850,000,000 6 3/8% Senior Notes due 2012 for $850,000,000 6 3/8% Series B Senior Notes due 2012

Dear Ladies and Gentlemen:

                  I am issuing this opinion letter in my capacity as Assistant General Counsel for Coors Brewing Company, a Colorado corporation (the "Issuer"), Adolph Coors Company, a Colorado corporation (the "Parent") and the each of the Subsidiary Guarantors named in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (such Subsidiary Guarantors, together with the Issuer and Parent, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principle amount of up to $850,000,000 6 3/8% Senior Notes (the "Old Notes") for $850,000,000 6 3/8%
Series B Senior Notes due 2012 (the "Exchange Notes"), pursuant to the Registration Statement. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." The Exchange Notes are to be issued pursuant to the Indenture, dated as of May 7, 2002 by and among the Registrants and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the supplemental indenture No. 1, dated as of May 7, 2002 (collectively, the "Indenture"), in exchange for and in replacement of the Company's outstanding Old Notes, of which $850,000,000 in aggregate principal amount is outstanding. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Registration Statement.

                  In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of each of the Registrants, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the issuance of the Exchange Notes and the Exchange Guarantees, (iii) the Registration Statement and exhibits thereto and (iv) the Registration Rights Agreement, dated as of May 7, 2002, among the J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Deutsche Bank Securities, Inc., Banc One Capital Markets, Inc. and Wachovia Securities.

                  For purposes of this opinion, I have assumed that each document I have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; that every agreement I have examined for purposes of this letter constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered



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other than the Registrants, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants.

                  Subject to the assumptions, qualifications, exclusions and limitations and the further limitations which are identified in this letter, I advise you, and with respect to each legal issue addressed in this letter, it is my opinion, that:

         (i) Each Registrant is in good standing under the laws of the State of Colorado.

         (ii) The sale and issuance of the Exchange Notes has been validly authorized by the Issuer.

         (iii) The sale and issuance of each of the Exchange Guarantees has been validly authorized by the Parent or the relevant Subsidiary Guarantor, as applicable.

         (iv) When the Exchange Notes and Exchange Guarantees are issued pursuant to the Exchange Offer, the Exchange Notes and Exchange Guarantees will constitute valid and binding obligations of the Registrants that have issued them and the Indenture will be enforceable in accordance with its terms.

                                                    **********

                  My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) any laws except the laws of the State of Colorado. For purposes of such opinion in paragraph (iv) I have assumed that New York law is identical to Colorado law in all relevant respects.

                  I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes or the Exchange Guarantees.

                  I hereby consent to the filing of this opinion in Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

                  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This letter speaks as of the time of its delivery on the date it bears. I assume no obligation to revise or supplement this opinion should the present laws of the State of Colorado be changed by legislative action, judicial decision or otherwise. Furthermore, I do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which I did not have knowledge at that time, by reason of any change subsequent to that time in any law other governmental requirement or interpretation thereof covered by any of my opinions or advice, or for any other reason.




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                  This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, copied, quoted or otherwise relied upon for any other purposes.

                                                Yours very truly,



                                                /s/ ANNITA M. MENOGAN





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